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                                                                  EXHIBIT 10.24

GenVec, Inc.
12111 Parklawn Drive
Rockville, MD 20852

     The following confirms an agreement between me and GenVec, Inc. a Delaware corporation (hereinafter called the "Company"):

     1. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to any information (hereinafter collectively referred to as "Proprietary Information") possessed by the Company which the Company desires to or is obligated to keep in confidence or which has commercial value in the business in which the Company is engaged. I understand that such Proprietary Information includes, without limitation, formulas, processes, techniques, test data, strategies, and financial data, and includes information which I may develop in the course of my employment. At all times during my employment and thereafter I will keep in confidence all Proprietary Information, and I will not use or disclose any Propreitary Information without the Company's prior written consent except as may be necessary in the ordinary course of my duties as an employee.

     2. I will promptly disclose to the Company all formulas, processes, techniques, tests data, improvements conceive, learn or reduce to practice, either alone or jointly with others, during the period of my employment and which are related to or useful in the Company's business, and which result from tasks I am assigned by the Company or from use of Company Proprietary Information or facilities (hereinafter collectively referred to as "Inventions").

     3. I agree that all Proprietary Information, all Inventions and all patent and other rights related thereto are the sole property of the Company, and I hereby assign to the Company any rights I may have or acquire in such Proprietary Information Inventions. I further agree to assist the Company (at its expense) in every proper way (including execution of patent applications and other documents) to obtain and enforce patents on any Inventions. I agree that my obligation to assist the Company in obtaining and endorsing patents will continue beyond the termination of my employment, but the Company will compensate me at reasonable rates for the assistance I actually provide at the Company's request after such termination. I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to execute and file all documents and

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perform all other lawful acts related to the foregoing.

     5. I agree that all documents, equipment and other physical property furnished to or produced by me in connection with my work as an employee are the sole property of the Company and I will promptly deliver all such property to the Company at its request and (whether or not the company so requests) upon the termination of my employment.

     6. For the period of twelve months immediately after termination of employment with the Company, the employee shall not engage in any work or other activity - whether as owner, stockholder, partner, officer, consultant, employee or otherwise - involving a product or process similar to the product or process on which the employee worked for the Company (or any of its subsidiary or affiliated companies) at any time during the period of two years immediately prior to termination of employment, if such work or other activity is then competitive with that of the Company (or any of its subsidiary or affiliated companies), provided that this restriction shall not apply if the employee has disclosed to the Company in writing all the known facts relating to such work or activity and has received a release in writing from an officer of the Company to engage in such work or activity. However, if the Company refuses to grant such a written release and if the employee is unable to obtain employment consistent with his qualifications and experience solely because of such refusal, then in that event the Company shall make payments to the employee at the rate of employee's base salary at termination of employment for each month that the employee has certified that employee has been unable for such reason to secure such employment, provided that the obligation of the Company to make such payments shall cease upon whichever is the first to occur of (a) the date the employee shall obtain employment, (b) the date on which the Company shall grant a written release to the employee, or (c) the expiration of twelve months following the termination of employment: and provided further that no such payment shall be made for any month for which any payment is made by the Company to the employee under any other provision of the Agreement. Ownership by the employee of five per cent or less of the outstanding share of stock of any company either (i) listed on a national securities exchange or (ii) having at least 100 stockholders shall not make the employee a "stockholder" within the meaning of that term as used in this paragraph. Nothing in this paragraph shall limit the rights or remedies of the Company arising directly or indirectly from such competitive employment including, without limitation, claims based upon breach of fiduciary duty, misappropriation, or theft of confidential information.

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     7.  I represent that my performance of this Agreement will not breach and other agreement or obligation, written or oral, by which I am bound.

     8. Interpretation and enforcement of this Agreement shall be governed by the laws of the State of Maryland, the location of the Company's operations.

     9. I agree that this Agreement is effective as of the first day of my employment and is binding upon me, my heirs, executors, administrators and assigns and shall inure to the benefit of the Company, its successors and assigns.

                                      Sincerely,

                                      By:
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                                         (Employee)


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                                      Social Security Number

ACCEPTED AND AGREED TO:

GENVEC, INC.

By:
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Title:
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